Exhibit 1.1

PURCHASE AGREEMENT

October 13, 2006

MORGAN KEEGAN & COMPANY, INC.

50 N. Front Street

Memphis, Tennessee 38103

Ladies and Gentlemen:

INTRODUCTION

Far East Energy Corporation, a Nevada corporation (the “Company”), proposes to issue and sell to Morgan Keegan & Company, Inc. (“Morgan Keegan”) an aggregate of 3,333,333 shares (the “Shares”) of Common Stock of the Company, par value $0.001 per share (the “Common Stock”).

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-132631). Such registration statement, as amended, including the financial statements, exhibits and schedules thereto, in the form in which it was declared effective by the Commission under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act (as of the time specified in Rule 430B), is called the “Registration Statement.” The base prospectus dated May 8, 2006 included in the Registration Statement and including the information incorporated by reference therein and all supplements delivered in connection therewith is referred to herein as the “Base Prospectus,” and the final prospectus supplement relating to the Shares, together with the Base Prospectus, that is first filed pursuant to Rule 424(b) after the date and time of the execution and delivery of this Agreement by the parties hereto and including the information incorporated by reference therein is referred to herein as the “Final Prospectus.”

The Company hereby confirms its agreements with Morgan Keegan as follows:

SECTION 1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Morgan Keegan as follows:

(a) Compliance with Registration Requirements.

The Registration Statement has become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement is in effect and no proceedings for such purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated or threatened by the Commission.

The Base Prospectus, as of 11:00 a.m., Central time, on the date of this Agreement (the “Time of Sale”), and the Final Prospectus, when first filed pursuant to Rule 424(b) under the Securities

Act, on the Closing Date (as defined below), complied, and will comply, in all material respects with the Securities Act. The Registration Statement, at the time it became effective, as of the Time of Sale and as of the Closing Date, complied and will comply in all material respects with the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Base Prospectus, as of the Time of Sale, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Final Prospectus, as of its date and as of the Closing Date, did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the three immediately preceding sentences do not apply to statements in or omissions from the Registration Statement or the Final Prospectus made in reliance upon and in conformity with information relating to Morgan Keegan furnished to the Company in writing by Morgan Keegan expressly for use therein.

(b) Distribution of Offering Material By the Company.

The Company has not distributed and will not distribute, prior to the completion of Morgan Keegan’s distribution of the Shares, any written offering material, including without limitation any free writing prospectus (as defined in Rule 405 under the Securities Act), in connection with the offering and sale of the Shares other than the Base Prospectus, the Final Prospectus or the Registration Statement.

(c) The Purchase Agreement.

This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(d) Authorization of the Shares.

The Shares have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company against payment therefor pursuant to this Agreement, will be validly issued, fully paid and nonassessable.

(e) No Material Adverse Change.

Except as otherwise disclosed in the Base Prospectus and in the Final Prospectus, subsequent to June 30, 2006, there has been no material adverse change in or effect on, or any development that would reasonably be expected to result in a material adverse change in or effect on, the condition, financial or otherwise, or the earnings, business, operations or business prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (any such change or effect is called a “Material Adverse Change”).

(f) Preparation of the Financial Statements.

The historical financial statements of the Company included or incorporated by reference in the Base Prospectus and Final Prospectus present fairly in all material respects the consolidated financial position of the Company and its subsidiaries at the dates indicated and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.

(g) Incorporation and Good Standing of the Company.

The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Base Prospectus and in the Final Prospectus and to enter into and perform its obligations under this Agreement.

(h) Capitalization and Other Capital Stock Matters.

As of the date hereof, the authorized, issued and outstanding capital stock of the Company is as set forth in the Base Prospectus and in the Final Prospectus (except for issuances subsequent to June 30, 2006, if any, pursuant to reservations, agreements or employee benefit plans referred to in the Base Prospectus and in the Final Prospectus or pursuant to the exercise of convertible securities, warrants or options referred to in the Base Prospectus and in the Final Prospectus or to an investment relation consultant in an amount consistent with past practices).

(i) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required.

The Company’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and by the Final Prospectus (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or by-laws of the Company or any subsidiary, (ii) will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, and (iii) will not result in any violation of any applicable law, administrative regulation or administrative or court decree applicable to the Company or any subsidiary. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and by the Final Prospectus, except such as (i) have been obtained or made by the Company and are in full force and effect under the Securities Act, and (ii) may be required by applicable state securities or blue sky laws.

(j) Morgan Keegan Not a Fiduciary.

The Company acknowledges and agrees that (i) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company and Morgan Keegan, (ii) in connection therewith, Morgan Keegan is acting as a principal and not the agent or fiduciary of the Company, and (iii) Morgan Keegan has not assumed any advisory responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether Morgan Keegan has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement.

Any certificate signed by an officer of the Company and delivered to Morgan Keegan or to counsel for Morgan Keegan shall be deemed to be a representation and warranty by the Company to Morgan Keegan as to the matters set forth therein.

The Company acknowledges that Morgan Keegan will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

SECTION 2. PURCHASE, SALE AND DELIVERY OF THE SHARES.

The Company agrees to issue and sell to Morgan Keegan the Shares upon the terms herein set forth. On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, Morgan Keegan agrees to purchase from the Company all of the Shares. The purchase price per Share to be paid by Morgan Keegan to the Company shall be $0.873 per share (representing a public offering price of $0.90 per share, less a discount of $0.027 per share).

Delivery of the Shares to be purchased by Morgan Keegan and payment therefor shall be made at 10:00 a.m., New York City time, on October 18, 2006 or such other time and date as Morgan Keegan shall designate by notice to the Company (the time and date of such delivery for the Shares are called the “Closing Date”).

Morgan Keegan hereby advises the Company that Morgan Keegan intends to offer the Shares for sale as disclosed in the Final Prospectus as soon after this Agreement has been executed as Morgan Keegan, in its sole judgment, has determined is advisable and practicable.

Payment for the Shares shall be made at the Closing Date by wire transfer of immediately available funds to the order of the Company.

The Company shall deliver, or cause to be delivered, to Morgan Keegan, a stock certificate representing the Shares at the Closing Date registered in such name as Morgan Keegan shall specify in writing, against receipt of a wire transfer of immediately available funds for the amount of the purchase price therefor.

SECTION 3. ADDITIONAL COVENANTS OF THE COMPANY AND MORGAN KEEGAN.

The Company covenants and agrees as follows:

(a) Morgan Keegan’s Review of Proposed Amendments and Supplements.

During such period beginning on the date hereof and ending on the later of the Closing Date or such date, as in the opinion of counsel for Morgan Keegan, the Final Prospectus is no longer required by law to be delivered in connection with sales by Morgan Keegan (the “Prospectus Delivery Period”), prior to amending or supplementing the Registration Statement or the Final Prospectus, the Company shall furnish to Morgan Keegan for review a copy of each such proposed amendment or supplement and shall permit Morgan Keegan a reasonable opportunity to comment thereon, and shall consider in good faith any comments made by, or changes requested by, or objections to the filing of any such amendment or supplement communicated within three business days to the Company by, Morgan Keegan or its attorneys or advisors.

(b) Amendments and Supplements to the Prospectus and Other Securities Act Matters.

If, during the Prospectus Delivery Period, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Prospectus in order to make the statements therein, in the light of the circumstances under which they were made or then prevailing, not misleading, or if in the opinion of Morgan Keegan or counsel for Morgan Keegan it is otherwise necessary to amend or supplement the Final Prospectus to comply with applicable law, the Company agrees to promptly prepare (subject to Section 3(a) hereof), file with the Commission and furnish at its own expense to Morgan Keegan, amendments or supplements to the Final Prospectus so that the statements in the Final Prospectus as so amended or supplemented will not, in the light of the circumstances under which they were made or then prevailing, be misleading or so that the Final Prospectus, as amended or supplemented, will comply with applicable laws.

(c) Blue Sky Compliance.

The Company shall cooperate with Morgan Keegan and counsel for Morgan Keegan to qualify or register the Shares for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by Morgan Keegan, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Shares. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation.

(d) Earnings Statement.

As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available, including, but not limited to, by filing on EDGAR, to its security holders an earnings statement of the Company and its subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the rules and regulations thereunder. “Availability Date” means the dates such information is required to be filed with the Securities and Exchange Commission.

(e) Free Writing Prospectuses.

The Company agrees that, unless it obtains the prior consent of Morgan Keegan, it will not make any communication that would constitute a free writing prospectus (as defined in Rule 405 under the Securities Act) with respect to the Shares.

SECTION 4. PAYMENT OF EXPENSES.

The Company agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including without limitation (i) all expenses incident to the issuance and delivery of the Shares (including all printing and engraving costs), (ii) all fees and expenses of the registrar and transfer agent of the Common Stock, (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Shares by it to Morgan Keegan, (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors, and the reasonable expenses of counsel for Morgan Keegan, (v) all costs and expenses incurred in connection with the preparation, printing, filing, and distribution of the Registration Statement, the Base Prospectus and the Final Prospectus, and all amendments and supplements thereto, and this Agreement, and (vi) all filing fees, attorneys’ fees and expenses incurred by the Company or Morgan Keegan in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Shares for offer and sale under the state securities or blue sky laws.

SECTION 5. CONDITIONS OF THE OBLIGATIONS OF MORGAN KEEGAN.

Morgan Keegan is only obligated to purchase and pay for the Shares as provided herein on the Closing Date, as the case may be, if (i) the representations and warranties of the Company set forth in Section 1 of this Agreement are true and correct in all material respects, as of the date hereof and as of the Closing Date as though then made, and (ii) the Company has complied in all material respects with all the agreements and covenants to be performed hereunder and have satisfied all the conditions on its and their part to be satisfied hereunder and to each of the following conditions:

(a) Compliance with Registration Requirements; No Stop Order. For the period from and after the date of this Agreement and prior to the Closing Date:

(i)	the Company shall have filed the Final Prospectus with the Commission (including the information required by Rule 430B under the Securities Act) in the manner and within the time period required by Rule 424(b) under the Securities Act; and

(ii)	no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment to the Registration Statement shall be in effect and no proceedings for such purpose shall have been instituted or threatened by the Commission.

(b) No Material Adverse Change. For the period from and after the date of this Agreement and prior to the Closing Date in the reasonable judgment of Morgan Keegan there shall not have occurred any Material Adverse Change.

(c) Opinion of Counsel for the Company. On the Closing Date, Morgan Keegan shall have received the favorable opinion of Baker & McKenzie LLP, counsel for the Company, and/or Kummer Kaempfer Bonner Renshaw & Ferrario, special Nevada counsel for the Company, dated the Closing Date as to the validity of the Shares and as to such other matters as Morgan Keegan shall reasonably request.

(d) Company Officers’ Certificate. On the Closing Date, Morgan Keegan shall have received a written certificate executed by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, dated the Closing Date, to the effect that:

(i)	for the period from and after the date of this Agreement and prior to the Closing Date, there has not occurred any Material Adverse Change;

(ii)	the representations and warranties of the Company set forth in Section 1 of this Agreement are true and correct in all material respects, in each case, with the same force and effect as though expressly made on and as of the Closing Date; and

(iii)	the Company has complied in all material respects with all the agreements and covenants on its part to be performed hereunder and has satisfied all the conditions on its part to be satisfied hereunder at or prior to the Closing Date.

(e) The Company shall have furnished to Morgan Keegan such further certificates and documents as Morgan Keegan shall reasonably request.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by Morgan Keegan by notice to the Company at any time on or prior to the Closing Date, as the case may be, which termination shall be without liability on the part of any party to any other party, except that Section 4 and Sections 6 through 14 shall at all times be effective and shall survive such termination.

SECTION 6. INDEMNIFICATION.

(a) Indemnification of Morgan Keegan by the Company. The Company agrees to indemnify and hold harmless Morgan Keegan, its officers and employees, and each person, if any, who controls Morgan Keegan within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which Morgan Keegan or such officer, employee or controlling person may become subject, under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) upon any untrue statement or alleged untrue statement of a material fact contained in the Base Prospectus or the Final Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and to reimburse Morgan Keegan and each such officer, employee or controlling person for any and all reasonable expenses (including reasonable legal fees and disbursements of counsel) as such expenses are reasonably incurred by Morgan Keegan or such officer, employee or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by Morgan Keegan expressly for use in the Registration Statement or the Final Prospectus (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 6(a) shall be in addition to any liabilities that the Company may otherwise have.

(b) Indemnification of the Company and its Directors and Officers. Morgan Keegan agrees to indemnify and hold harmless the Company, each of its directors, each of its officers, and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which the Company, or any such director, officer or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of Morgan Keegan), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) upon any untrue statement or alleged untrue statement of a material fact contained in the Final Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement or the Final Prospectus (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by Morgan Keegan expressly for use therein; and to reimburse the Company or any such director, officer or controlling person for any legal and other expense reasonably incurred by the Company or any such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The indemnity agreement set forth in this Section 6(b) shall be in addition to any liabilities that Morgan Keegan may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 6, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 6 or to the extent it is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, which approval shall not be unreasonably withheld, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party, representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 6 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

SECTION 7. CONTRIBUTION.

(a) If the indemnification provided for in Section 6 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and Morgan Keegan, on the other hand, from the offering of the Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and Morgan Keegan, on the other hand, in connection with the statements or omissions herein which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and Morgan Keegan, on the other hand, in connection with the offering of the Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Shares pursuant to this Agreement (before deducting expenses) received by the Company, and the total underwriting discount received by Morgan Keegan, bear to the aggregate public offering price of the Shares. The relative fault of the Company, on the one hand, and Morgan Keegan, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or Morgan Keegan, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 6(c), any legal or other reasonable fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 6(c) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 7; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 7(c) for purposes of indemnification.

(c) The Company and Morgan Keegan agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7.

(d) Notwithstanding the provisions of this Section 7, Morgan Keegan shall not be required to contribute any amount in excess of the underwriting discount received by Morgan Keegan in connection with the Shares purchased and distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each officer and employee of Morgan Keegan and each person, if any, who controls Morgan Keegan within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as Morgan Keegan, each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company.

SECTION 8. TERMINATION OF THIS AGREEMENT.

Prior to the Closing Date, this Agreement may be terminated by Morgan Keegan by notice given to the Company if at any time (i) trading or quotation in any of the Company’s securities shall have been suspended or limited, or trading in securities generally on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges or markets by the Commission or the NASD or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (ii) a general banking moratorium shall have been declared by any of federal or New York authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of Morgan Keegan is material and adverse and makes it impracticable or inadvisable to sell the Shares in the manner and on the terms disclosed in the Final Prospectus or to enforce contracts for the sale of securities; (iv) in the reasonable judgment of Morgan Keegan there shall have occurred any Material Adverse Change; or (v) the Company shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character that in the judgment of Morgan Keegan would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Any termination pursuant to this Section 8 shall be without liability on the part of (a) the Company to Morgan Keegan, (b) Morgan Keegan to the Company, or (c) of any party hereto to any other party except that the provisions of Section 4 and Sections 6 through 14 shall at all times be effective and shall survive such termination.

SECTION 9. REPRESENTATIONS AND INDEMNITIES TO SURVIVE DELIVERY.

The respective indemnities, agreements, representations, warranties and other statements of the Company and of Morgan Keegan set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of Morgan Keegan; the officers or employees of Morgan Keegan; any person controlling Morgan Keegan, or any person controlling the Company, the officers and employees of the Company or any person controlling the Company; (ii) acceptance of the Shares and payment for them hereunder and (iii) termination of this Agreement.

SECTION 10. NOTICES.

All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to Morgan Keegan:

Morgan Keegan & Company, Inc.

50 N. Front Street

Memphis, Tennessee 38103

Facsimile: 901-579-3527

Attention: Kevin Andrews

with a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Facsimile: (713) 437-5318

Attention: Charles H. Still, Jr.

If to the Company:

Far East Energy Corporation

400 N. Sam Houston Parkway East

Suite 205

Houston, Texas 77060

Attention: Michael R. McElwrath

Facsimile: 832-598-0479

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201 Attention: Crews Lott

Facsimile: 214-978-3099

Any party hereto may change the address for receipt of communications by giving written notice to the others.

SECTION 11. SUCCESSORS.

This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 6 and Section 7, and in each case their respective successors, and personal representatives, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Shares as such from Morgan Keegan merely by reason of such purchase.

SECTION 12. PARTIAL UNENFORCEABILITY.

The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 13. GOVERNING LAW PROVISIONS.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee applicable to agreements made and to be performed in such state.

SECTION 14. GENERAL PROVISIONS.

(a) This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

(b) Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including, without limitation, the indemnification provisions of Section 6 and the contribution provisions of Section 7, and is fully informed regarding said provisions. Each of the parties hereto further acknowledges that the provisions of Sections 6 and 7 hereto fairly allocate the risks in light of the ability of the parties to investigate the Company, its affairs and its business in order to assure that adequate disclosure has been made in the Registration Statement, the Base Prospectus and the Final Prospectus (and any amendments and supplements thereto), as required by the Securities Act and the Exchange Act.

[The following page is the signature page.]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

FAR EAST ENERGY CORPORATION

By:	/s/ Michael R. McElwrath
Name:	Michael R. McElwrath
Title:	CEO and President

The foregoing Purchase Agreement is hereby confirmed and accepted by Morgan Keegan in Memphis, Tennessee as of the date first above written.

MORGAN KEEGAN & COMPANY, INC.

By:	/s/ Susan L. Brown
Name:	Susan L. Brown
Title:	Managing Director